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                                                                   EXHIBIT 10.31


                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into on the 7 day of December 2001, by and between KORN/FERRY INTERNATIONAL FUTURESTEP, INC., a Delaware corporation ("Company"), and ROBERT H. McNABB ("Executive").

     A. The primary business purpose of the Company is to operate and maintain a business providing recruitment, assessment, job placement and ancillary services to candidates and client companies, primarily on-line through the medium of the Internet ("Business"). The Company is a subsidiary of Korn/Ferry International, a Delaware corporation ("K/F"), which owns over 97% of the issued and outstanding voting common stock of the Company.

     B. Executive and the Company are entering into a certain letter agreement dated of even date herewith ("Offer Letter"). The terms and conditions of this Agreement, together with the terms and conditions of the Offer Letter, shall set forth the terms and conditions of Executive's employment with the Company.

     C. Unless otherwise defined herein, all capitalized terms used in this Agreement, shall have the meanings set forth in Section 15 of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Company agrees to employ Executive and Executive agrees to be employed by the Company upon the terms and conditions set forth in this Agreement.

     2. Term. The initial term ("Initial Term") of the Executive's employment under this Agreement shall commence on December 3, 2001 ("Commencement Date") and shall expire at midnight on December 2, 2003 (unless sooner terminated as provided in this Agreement). Thereafter, Executive's employment hereunder shall automatically continue year to year for successive terms of one year each ending on the next December 2nd (each such year being referred to herein as an "Extended Year"), unless at least sixty (60) days prior to the end of the Initial Term or the then current Extended Year, as the case may be, either Executive or the Company delivers written notice of non-renewal ("Non-Renewal Notice"), in which event Executive's employment hereunder shall terminate as of the end of the Initial Term or the then current Extended Year, as applicable. A termination of Executive's employment by Executive or the Company pursuant to a Non-Renewal Notice shall be referred to in this Agreement as a "termination by reason of non-renewal." The date on which the term of Executive's employment hereunder expires or is terminated (either by reason of non-renewal or otherwise) pursuant to the provisions of this Agreement shall be referred to herein as the "Termination Date." The capitalized word "Term" as used herein shall mean the period beginning on the Commencement Date and ending on the Termination Date.




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     3. Duties.

        (a) Performance of Duties. Executive agrees that during the Term, his employment hereunder will be on a full-time basis, and he will faithfully and efficiently perform his duties and shall devote his full time, efforts, ability, and attention to the Business. Executive shall report to the Chairman of the Company's Board of Directors ("Chairman") and to the Board of Directors ("Board"), and to such other persons as the Chairman may, from time to time designate.

        (b) Description of Duties. Executive shall serve as the President of the Company's Americas and Asia-Pacific Regions. In this capacity, Executive shall have overall responsibility for the Company's operations within North America, Latin America, South America, and Asia with the ultimate objective of optimizing revenue growth and profitability.

        (c) Other Employment. During the Term, Executive shall not, without the prior written consent of the Board, which consent will not be unreasonably withheld, serve as a director, employee, independent contractor, or officer of another business, whether or not such business is pursued for gain, profit or other pecuniary advantage, and whether or not for compensation; provided, however, that Executive may, continue in his role as Chairman of the Board of Directors of Winrock Human Resources as long as such activity does not interfere with the performance of Executive's duties under this Agreement. The permission granted herein to continue as Chairman of the Board of Winrock Human Resources will be periodically reviewed by the Company and such permission may be withdrawn at such time as the Chairman determines that such activity is interfering with the performance of Executive's duties under this Agreement. In addition, Executive may invest his assets in such form or manner as will not require any substantial amount of other time or services on the part of Executive in the operation of the affairs of the other enterprises in which such investments are made.

        (d) Other Positions. The Executive agrees to hold such offices in the Company, Korn/Ferry, and/or any subsidiary or affiliate of the Company or Korn/Ferry to which, from time to time, he may be elected or appointed, without additional compensation. The Executive shall render such services to the Company, Korn/Ferry and/or to any and all subsidiaries and affiliates of the Company and/or Korn/Ferry at such times and at such places as shall from time to time be designated by the Boards of Directors of the Company and/or Korn/Ferry or by the Chairman of the Company and/or Korn/Ferry.

        (e) Travel. It is contemplated that the Executive shall perform his duties in such places as may be required. The Executive may be obliged, from time to time, and for reasonable periods of time, to travel in the performance of his duties. In such cases, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by him in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers and such other supporting information as it may from time to time request, in accordance with the then current policies of the Company regarding such expenses and reimbursements.




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     4. Compensation.

        (a) Base Salary. The Company shall compensate the Executive for the services to be rendered by the Executive hereunder, including all services, if any, to be rendered as an employee of any subsidiary or affiliate of the Company and/or Korn/Ferry. During the Initial Term of the Executive's employment hereunder, such compensation shall be at the rate of $425,000 per annum; during an Extended Year of the Executive's employment hereunder, such compensation shall be at the same rate per annum as was in effect during the prior Extended Year (or during the Initial Term in the case of the first such Extended Year). The Company may, in its sole discretion, but shall not be obligated to increase Executive's rate of compensation in the course of the Company's annual compensation review or otherwise by written agreement with Executive. The applicable compensation for the Initial Term and for each Extended Year (if any) shall be paid in equal (semi-) monthly installments. The amount of the annual base salary in effect from time to time during the Term shall be referred to herein as the "Annual Base Salary" and shall be prorated for periods of less than a full calendar twelve months. The amount of Annual Base Salary payable monthly will be referred to in this Agreement as the "Monthly Base Salary."

        (b) Annual Cash Bonus Opportunity. Executive shall have the opportunity to earn an annual cash bonus in the manner and subject to the terms and conditions set forth in the Offer Letter.

        (c) Annual Stock Option Grant. In addition to the annual cash bonus opportunity referred to above, Executive will be eligible to receive an annual grant of options to purchase shares of the common stock of Korn./Ferry in the manner and subject to the terms and conditions set forth in the Offer Letter.

        (d) Stock Option Hiring Grant. Executive management of Korn/Ferry will recommend to the Korn/Ferry Compensation Committee that Executive be granted upon hiring options to purchase 35,000 shares of Korn/Ferry common stock in the manner and subject to the terms and conditions set forth in the Offer Letter.

        (e) Stock Ownership Guideline. Executive will be expected to acquire and retain Korn/Ferry common stock with a market value equal to at least 150% of Executive's annual base salary in the manner and subject to the terms and conditions set forth in the Offer Letter.

        (f) Assessment for Eligibility. The assessments required to be made under the terms of the Offer Letter to determine eligibility for and entitlement to the annual cash bonus and the annual stock option grant referred to above shall be made in the discretion of the Chairman of the Company and the Boards of Directors of the Company and Korn/Ferry. The determination regarding the stock option hiring grant shall be made in the discretion of the Korn/Ferry Compensation Committee.

     5. Other Benefits. Executive shall be eligible and entitled to receive such other benefits (including vacation benefits and automobile allowance) as are set forth in the Offer Letter, subject to the terms and conditions set forth therein.


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     6. Termination of Employment.

        (a) Death. Executive's employment shall terminate upon the death of Executive. In the event of such termination of employment, then (i) as soon as practicable thereafter and in any event not later than the sixtieth (60th) day following the date of Executive's death, the Company shall pay to Executive's estate an amount equal to Executive's "Accrued Compensation (as defined in Section 6(e) below). Executive's estate shall not be entitled to receive any other compensation, severance or similar pay under this Agreement or the Offer Letter, or under any severance or similar plan of the Company or Korn/Ferry, or otherwise; provided, however, that Company shall reimburse Executive's estate for expenses incurred by Executive through the Termination Date.

        (b) Disability. The Company shall have the right to terminate Executive's employment if Executive becomes "Disabled" (defined below) at any time after such disability occurs. If the Company terminates Executive's employment by reason of Executive having become Disabled, then the Company shall pay to Executive within sixty (60) days after the date of such termination Executive's "Accrued Compensation" (as defined in Section 6(e) below). For purposes of this Agreement, Executive shall have become "Disabled" if Executive shall by reason of illness, physical or mental disability or other incapacity, fail to render the services provided for by this Agreement or otherwise fail to perform his duties and obligations under this Agreement for a period of sixty
(60) consecutive days or for nonconsecutive periods aggregating more than one hundred twenty (120) days within any six month period, exclusive of Saturdays, Sundays, holidays or days on which the Executive was on vacation provided, however, that the Company shall have given the Executive such notice during his absence. Executive shall not be entitled to receive any other compensation, severance or similar pay under this Agreement or the Offer Letter, or under any severance or similar plan of the Company or Korn/Ferry, or otherwise, provided, however, that Company shall reimburse Executive for expenses incurred through the Termination Date.

        (c) Termination by the Company for Cause. The Company shall have the right to terminate Executive's employment hereunder at any time upon the occurrence of one or more of the following events (which shall for purposes of this Agreement constitute a termination for "Cause"): (i) the conviction of Executive of a felony involving moral turpitude, or (ii) any act or behavior on the part of Executive which is fraudulent or, in the opinion of the Chairman of the Board of Directors of the Company or the Chairman or CEO of Korn/Ferry, is materially harmful to Korn/Ferry, the Company or any of their respective subsidiaries and affiliates, or (iii) Executive's willful neglect of his duties or responsibilities under this Agreement, or (iv) poor performance on the part of the Executive with respect to his duties and obligations under this Agreement and the failure on the part of Executive to cure such poor performance within ninety (90) days after the date of receipt of written notification of such poor performance from the Board of Directors of the Company or Korn/Ferry specifying in reasonable detail the areas of such poor performance, or (v) in the opinion of the Board of Directors of the Company or Korn/Ferry, or a committee thereof, the Executive has breached any statutory or common law duty of loyalty to the Company or Korn/Ferry, or has neglected those duties in such a manner as to meet reasonable standards of performance established by such Board of Directors or a committee thereof Upon termination of Executive employment by the Company for Cause, then the Company shall pay to Executive within thirty (30) days after the date of such

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termination Executive's "Accrued Compensation" (as defined in Section 6(e)
below), and nothing more. Executive shall not be entitled to receive any other compensation, severance or similar pay under this Agreement or the Offer Letter, or under any severance or similar plan of the Company or Korn/Ferry, or otherwise, provided, however, that Company shall reimburse Executive for expenses incurred through the Termination Date.

     (d) Termination by the Company Without Cause. Notwithstanding anything to the contrary contained in this Agreement or the Offer Letter, Executive's employment may be terminated at any time by the Company without cause or reason. If Executive's employment is terminated by the Company without cause or reason prior to the expiration of the Initial Term, then (i) the Company shall pay to Executive within thirty (30) days after the date of such termination Executive's "Accrued Compensation" (as defined in Section 6(e) below); and (ii) the Company shall pay to Executive within thirty (30) days after the date of such termination severance in a lump sum payment equal to one hundred and fifty percent (150%) of the then current Annual Base Salary. If Executive's employment is terminated by the Company as of the end of the Initial Term by reason of non-renewal pursuant to a Notice of Non-Renewal, then (i)the Company shall pay to Executive within thirty (30) days after the date of such termination Executive's "Accrued Compensation" (as defined in Section 6(e) below); and
(ii) the Company shall pay to Executive within thirty (30) days after the date of such termination severance in a lump sum payment equal to one hundred percent (100%) of the then current Annual Base Salary. If Executive's employment is terminated by the Company without cause during an Extended Year or if Executive's employment is terminated by the Company as of the end of any Extended Year by reason of non-renewal pursuant to a Notice of Non-Renewal, then
(i) the Company shall pay to Executive within thirty (30) days after the date of such termination Executive's "Accrued Compensation" (as defined in Section 6(e) below); and (ii) the Company shall pay to Executive within thirty (30) days after the date of such termination severance in a lump sum payment equal to one hundred percent (100%) of the then current Annual Base Salary. Executive shall not be entitled to receive any other compensation, severance or similar pay under this Agreement or the Offer Letter, or under any severance or similar plan of the Company or Korn/Ferry, or otherwise, provided, however, that Company shall reimburse Executive for expenses incurred through the Termination Date. Notwithstanding anything contained in this Agreement or the Offer Letter to the contrary, the severance payments provided for in this Section 6(d) shall only be payable if Executive executes and delivers to the Company a general release agreement in favor of the Company and Korn/Ferry (and their Affiliates), in form and substance satisfactory to the Company. If Executive fails, refuses or neglects to execute and deliver such a general release agreement, Executive shall not be entitled to receive the severance payments provided for under this
Section 6(d) and shall not be entitled to receive any other compensation, severance or similar pay under this Agreement or the Offer Letter, or under any severance or similar plan of the company or Korn/Ferry, or otherwise.

     (e) Accrued Compensation. For purposes of this Agreement, the term "Accrued Compensation" means, as of any date, the amount of any unpaid Monthly Base Salary earned by Executive through the date of termination of Executive's employment and the amount of any unpaid annual bonus compensation actually earned by Executive through the last day of the fiscal year of the Company immediately preceding the fiscal year in which Executive's employment is terminated and actually approved by the requisite authority of the Company or Korn/Ferry prior to the date of such termination of employment.




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        (f) Suspension. In the event that the Executive is unable, for any reason to perform the duties required of him under this Agreement for a period of thirty (30) consecutive days, the Company shall have the right at its option to suspend payment of all forms of compensation provided for in this Agreement and the Offer Letter from and after the expiration of such thirty (30) day period. Any such suspension shall not extend the Term nor shall the Executive be entitled to retroactive compensation for the period of such suspension.

     7. Notices. All notices, requests, demands and other communications provided for by this agreement shall be in writing and shall be deemed to have been given at the time when mailed at any general or branch United States Post Office, by first class postage prepaid, certified or registered mail, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as such party may have fixed by like notice similarly given:

               To the Company:         General Counsel, Peter L. Dunn
                                       Korn/Ferry International Futurestep, Inc.
                                       1800 Century Park East, Suite 900
                                       Los Angeles, CA  90067

               To the Executive:       Robert H. McNabb
                                       10919 Wickline Drive
                                       Houston, Texas  77024

     Provided, however, that any notice of change of address shall be deemed to have been given only upon receipt, or first attempted delivery by the post office.

     8. Confidential Information

        (a) Generally. Executive acknowledges that (i) he holds a senior managementposition with the Company, (ii) in such capacity he is responsible for carrying out procedures and methods by which the Company and Korn/Ferry develop and conduct their businesses, (iii) he has access to the Company's and Korn/Ferry's clients, channels for developing clients and recruiting executives for employment, and other Confidential Information, (iv) he has direct and substantial responsibility to maintain the Company's business relationship with clients of the Company, (v) it would be unfair to the Company and Korn/Ferry if Executive were to appropriate to himself or others the benefits of the Company's or Korn/Ferry's developing such business relationships, especially when the Executive enjoys a relationship with a client of the Company as a result of his being introduced to the client's personnel as a representative of the Company,
(vi) it would be unfair to the Company and Korn/Ferry if the Executive were to appropriate to himself or others the benefits of the business, personnel and other Confidential Information which the Company or Korn/Ferry has developed in the conduct of its businesses, and (vii) it is therefore fair that reasonable restrictions should be placed on certain activities of the Executive after his employment with the Company terminates.

        (b) Non-Use and Non-Disclosure of Confidential Information. Executive agrees that he shall not, either during the Term (except as necessary to carry on the business of the Company), or at any time after the expiration or termination of his employment,

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directly or indirectly, use or disclose to any Person (other than Persons at the
Company or Korn/Ferry), any Confidential Information. Without limiting the generality of the foregoing, Executive agrees that he will not, at any time after the expiration or termination of his employment, directly or indirectly
(as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder, member or otherwise), use any Confidential Information to (i) solicit or accept any executive search or placement assignment from, or otherwise attempt to provide services to any Client of the Company or Korn/Ferry or any of their Affiliates or (ii) solicit for employment or otherwise hire any employee of the Company or Korn/Ferry or any of their Affiliates.

     (c) Non-Solicitation of Clients and Employees. Even without the use of Confidential Information, Executive further agrees that he shall not, either during the Term (except as necessary to carry on the business of the Company), or at any time prior to the second anniversary of the date of expiration or termination of his employment, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder, member or otherwise) (i) solicit or accept any executive search or placement assignment from, or otherwise attempt to provide services to any Client of the Company or Korn/Ferry (or Clients of any of the Affiliates of the Company or Korn/Ferry) or any of the Affiliates of such Clients or (ii) solicit for employment or otherwise hire any employee of the Company or Korn/Ferry or any of their Affiliates.

     (d) Injunctive Relief. Executive recognizes and acknowledges that any breach of the foregoing provisions would result in immeasurable and irreparable harm to the Company and Korn/Ferry, and accordingly, agrees that in addition to, and not in lieu of, all other remedies available to the Company by reason of such breach, the Company shall be entitled to temporary and permanent injunctive relief to prevent the occurrence or continuation thereof, and shall not be required to post any bond therefor.

     (e) Third Party Information. Executive recognizes that from time to time the Company may receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person or to use it except as necessary in carrying out his work for the Company, consistent with the Company's agreement with such third party.

     (f) Returning Company Property and Documents. Executive agrees that upon termination or expiration of his employment with the Company, he will immediately deliver to the Company (and will not keep in his possession, copy, summarize, recreate or deliver to any Person other than the Company) (i) all Confidential Information in the possession of Executive or under his control, and (ii) all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property, or reproductions of any of the foregoing items, in Executive's possession or under his control, which constitute the property of the Company or otherwise constitute Confidential Information, and (iii) all disks, diskettes, cd-roms and other devices which contain any of the foregoing materials or information.



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        (h) Notification of New Employer. In the event of the termination or expiration of the employment of the Executive, the Executive hereby grants his consent to the notification by the Company to Executive's new employer solely about the existence of this Agreement. If requested by such new employer or if the Company reasonably believes it to be necessary in order to protect the Company's rights hereunder, the Company may notify the new employer or other appropriate parties about the existence of the provisions of Sections 8 and 9 of this Agreement.

     9. Inventions.

        (a) Inventions Retained and Licensed. Executive hereby represents and warrants that he has no inventions, original works of authorship, developments, improvements, or trade secrets which were made by Executive prior to his employment with the Company ("Prior Inventions") and which are owned by Executive and relate to or could relate to the Business, the Company or any of its Affiliates, or any products or services of the Company or any of its Affiliates, or any of the research or development activities of the Company or any of its Affiliates.

        (b) Assignment of Inventions. Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of his right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, tradenames or trade secrets, whether or not it is or could be subject to a patent or copyright or trademark under patent, copyright, trademark or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term (collectively, the "Inventions"), except as provided in Section 9(f) below. Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of his employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by Executive solely or jointly with others is within the Company's sole discretion and for the Company's sole use and benefit and that no royalty or other compensation will be due to Executive as a result of the Company's efforts to commercialize or market any such Invention.

        (c) Inventions Assigned to the United States. Executive agrees to assign, without compensation of any kind, to the United States of America or any governmental entity or agency thereof all of his right, title and interest in and to any and all Inventions whenever such assignment is requested by the Company.

        (d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be made available to and remain the sole property of the Company at all times.


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         (e) Patent and Copyright Registrations. Executive agrees to assist the
Company, or its designees, at the Company's expense, in every proper way to secure or evidence the Company's rights in the Inventions and any copyrights, trademarks, service marks, trade names, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, titles and interests in and to such Inventions, and any copyrights, trademarks, service marks, trade names, patents, mask work rights or other intellectual property rights relating thereto. If for any reason Executive refuses, fails or is unable to sign or pursue any application for any United States or foreign patent, trademark, or copyright registrations covering Inventions or original works of authorship assigned to the Company, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the agent and attorney in fact of Executive to act for and in Executive's behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright or trademark registrations thereon with the same legal force and effect as if executed by the Executive.

         (f) Exception to Assignments. Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention which qualifies fully under the provisions of California Labor Code Section 2870. Executive will advise the Company promptly in writing of any Inventions that Executive believes meet the criteria section forth in said statute. Executive hereby represents and warrants to the Company that as of the Agreement there are no Inventions which are not assignable to the Company under the provisions of California Labor Code Section 2870.

     10. Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

     11. Entire Agreement. This Agreement, together with the Offer Letter, contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

     12. Amendment or Waiver. No provision in this Agreement or the Offer Letter may be amended unless such amendment is agreed to in writing and signed by Executive and by the Chairman. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive and the Chairman.

     13. Severability. In the event that any provision or portion of this Agreement or the Offer Letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflict of laws.

     15. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified:

         (a) The term "Affiliate" means with respect to any person or entity ("Person No. 1"), any other person or entity which either (i) directly or indirectly owns or controls Person No. 1, or (ii) is directly or indirectly owned or controlled by Person No. 1, or (iii) is under direct or indirect common control with Person No. 1. The term "control" (and its corollaries) includes, without limitation, ownership of interests representing a majority of total voting power in an entity, and "ownership" (and its corollaries) includes, without limitation, ownership of a majority of the equity interests in an entity.

         (b) "Client" means any Person or any of such Person's Affiliates to whom services are being rendered or to whom services were rendered at any time within the thirty-six calendar months preceding the date of determination, and only those "Clients" as to whom Executive, at any time during such thirty-six month period, contacted or engaged in activities on behalf of the Company or Korn/Ferry.

         (c) "Confidential Information" "Confidential Information" means all proprietary and confidential information regarding the Company, Korn/Ferry, their businesses, clients, and personnel, including, without limitation: (i) client lists, client prospects, and business development information; (ii) company lists, profiles and reports, position specifications, salary structures, and engagement information; (iii) source lists, executive lists, and candidate lists, profiles and reports; (iv) candidate resumes, appraisals, compensation information, and reference reports; (v) search executive methodologies; (vi) training and research materials and methodologies; (vii) structure, operations, pricing, financial and personnel information; (viii) information systems design and procedures; (ix) computer technology designs, hardware configuration systems, and software designs and implementations; (x) information databases, interactive procedures, tests, analysis and studies developed by or for the benefit of the Company or Korn/Ferry; (xi) plans, designs, inventions, formulas, research and technology developed by or for the benefit of the Company or Korn/Ferry; (xii) personal histories or resumes, employment information, business information, business secrets of clients and candidates; (xiii) trade secrets of the Company and Korn/Ferry; (xiv) plans, prospects, policies, practices, and procedures of the

Company and Korn/Ferry which are not generally known in the industry; (xv) business strategies; (xvi) all New Information; and (xvii) all other proprietary and confidential information of every nature and source. The term "Confidential Information" does not include any information which: (A) is or becomes generally available to the public through no breach of this Agreement or any other agreement to which the Company or Korn/Ferry is a party; (B) was received from a third party free to disclose such information without restriction; (C) is approved for release in writing by the Board of Directors of the Company or Korn/Ferry, subject to whatever conditions are imposed by such Boards; (D) is required by law or regulation to be disclosed, but only to the extent necessary and only for the purpose required; or (E) is disclosed in response to a valid order of a court or other governmental body, but only to the extent necessary and for the purpose required, if and only if, the Company and Korn/Ferry are first notified of the order and are permitted to seek an appropriate protective order against public disclosure of such information.

     (d) "New Information" means all information related to Executive's duties and responsibilities which is developed by Executive or under his guidance and control while in the employment of the Company or Korn/Ferry, including, without limitation: (i) client and candidate prospect lists and databases; (ii) interview and reference forms and notes; (iii) contact information and procedures; (iv) client and candidate information; (v) client and candidate prospect information; (vi) source lists and executive lists and databases; (vii) research materials, forms, and tests; (viii) business development information;
(ix) computer formats, forms, tests, interactive procedures, methods of analysis and tools developed in connection with the Business; and (x) all other proprietary and confidential information.

     (e) "Person" means any individual, firm, corporation, trust, partnership (limited or general), limited liability company, sole proprietorship or association.

     (f) "Prevailing Party" means the party who is determined to prevail by the arbitrator after the arbitrator's consideration of all damages and equities in an arbitration proceeding, whether or not the arbitration proceeds to final judgment. The court shall retain the discretion to determine that no party is the Prevailing Party in which case no party shall be entitled to recover its costs or expenses.

     16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and re-attached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

                      [The Next Page is The Signature Page]

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

                                    KORN/FERRY INTERNATIONAL FUTURESTEP, INC.


                                    By:____________________________
                                    Name:  Paul C. Reilly
                                    Title:  Chairman of the Board



                                    EXECUTIVE

                                    /s/ Robert H. McNabb
                                    _______________________________
                                    ROBERT H. McNABB